Exhibit (d)(1)(A)

FIRST AMENDED AND RESTATED

PLEDGE AGREEMENT

This FIRST AMENDED AND RESTATED PLEDGE AGREEMENT (this “Agreement”) is entered into as of October 30, 1996 by and between TRACINDA CORPORATION, a Nevada corporation (“Company”) and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking association, in its capacity as the agent for the Secured Parties under the Credit Agreement referred to below (“Administrative Agent”), and amends and restates (a) that certain Security Agreement: Secured Party in Possession (Chrysler Corporation) dated July 21, 1995 made by the Company in favor of Bank of America National Trust and Savings Association, in its capacity as a bank (“BofA”) and (b) that certain Stock Collateral Pledge Agreement dated as of July 10, 1995 made by the Company in favor of BofA (collectively, the “Existing Pledge Agreements”).

RECITALS

A.    Pursuant to that certain First Amended and Restated Credit Agreement dated as of even date herewith between the Company, the banks from time to time party thereto (“Banks”) and the Administrative Agent (as amended, restated or supplemented or otherwise modified from time to time, the “Credit Agreement”), the Banks have agreed to extend credit facilities to the Company on the terms and conditions set forth therein. The Credit Agreement amends and restates a Credit Agreement dated as of June 27, 1991, as amended, between the Company and BofA. Unless otherwise defined herein, capitalized terns used herein are used with the same defined meanings given in the Credit Agreement.

B.    The Credit Agreement provides, as a condition precedent to the Banks’ obligations to grant or continue extending credit facilities to the Company, that the Company shall enter into this Agreement, and shall pledge certain Pledged Collateral to the Administrative Agent for the benefit of the Secured Parties, all under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the above Recitals, to induce the Banks to enter into and extend credit to Company under the Credit Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Secured Parties hereby agree as follows:

1.    Definitions.  Terms defined in the Credit Agreement and not otherwise defined in this Agreement shall have the meanings given those terms in the Credit Agreement as though set forth herein in full. The following terms shall have the meanings respectively set forth after each:

“Certificates” means all certificates, instruments or other documents now or hereafter representing or evidencing any Pledged Securities.

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“Chrysler DTC Account” means Bank of America National Trust and Savings Association (“BofA”) account at DTC (Participant no. 2400) for further benefit of account no. 640-01239 or any successor or other BofA accounts at DTC containing shares of Chrysler Corporation capital stock.

“DTC” means The Depository Trust Company.

“Designated Stock” means (i) any and all Designated Stock owned by the Company listed on Exhibit A hereto; (ii) all additional shares of any Issuers of Designated Stock from time to time acquired by the Company in any manner; (iii) any and all securities now or hereafter issued in substitution, exchange or replacement therefor, or with respect thereto; and (iv) and any and all equity interests and the Certificates or other written evidences representing such equity interests and any interest of the Company in the entries on the books of any financial intermediary pertaining thereto now or hereafter acquired by the Company in any Issuer of Designated Stock.

“Issuers” means the issuers of, or obligors on, any Pledged Collateral (individually, an “Issuer”).

“Pledged Collateral” means (i) any and all Pledged Securities; (ii) all Certificates representing or evidencing Pledged Securities; (iii) any and all securities now or hereafter issued in substitution, exchange or replacement of any of the foregoing, or with respect to any of the foregoing; (iv) any and all rights, options to purchase, sell or convert any of the foregoing; and any warrants options, puts, calls, rights, preferences, privileges or other rights to subscribe to or acquire any of the foregoing; (v) any of the foregoing delivered to or coming into the possession (actual or constructive), custody or control of the Administrative Agent or any Affiliate of the Administrative Agent in any manner or for any purpose whatever during the existence of this Agreement, including without limitation, held in the account or accounts listed on Exhibit A attached hereto, or written evidences representing such equity interests and any interest of the Company in the entries on the books of any financial intermediary pertaining thereto, and (vi) any and all proceeds and products of any of the foregoing, and any and all collections, dividends (whether in cash, stock or otherwise), distributions, redemption payments, liquidation payments, interest or premiums with respect to any of the foregoing.

“Pledged Securities” means (i) any and all Designated Stock; (ii) any and all other property of the Company now or hereafter pledged to the Administrative Agent or an Affiliate of the Administrative Agent for and on behalf of Secured Parties; (iii) all Eligible Investments; (iv) all forms of common, preferred or other capital stock; (v) all forms of bonds, notes, debentures or other evidence of indebtedness; and (vi) all forms of partnership interests, investments, joint venture interests, trust units, mutual fund shares or other evidence of shares or participations in any investment; in each case whether or not in a brokerage account, delivered to, and/or in the possession of, the Administrative Agent or an Affiliate of the Administrative Agent, or described on any attached exhibit hereto.

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“Secured Parties” means the Administrative Agent, the Administrative Agent-Related Persons, any Indemnified Person, the Banks, and each of them (individually, a “Secured Party”).

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2.    Creation of Security Interest.

2.1.    Pledge of Pledged Collateral.  The Company hereby pledges to the Secured Parties and each of them and grants to Secured Parties and each of them a security interest in and to all Pledged Collateral for the benefit of the Secured Parties, together with all products, proceeds, dividends, redemption payments, liquidation payments, cash, instruments and other property, and any and all rights, titles, interests, privileges, benefits and preferences appertaining or incidental to the Pledged Collateral. The security interest and pledge created by this Section 2.1 shall continue in effect so long as any Obligation is owed to any Secured Party.

2.2.    Delivery of Certain Pledged Collateral.  The Company shall cause to be pledged and delivered to the Administrative Agent all Certificates and all documentary evidence of any collateral therefor along with certificates evidencing the Pledged Securities. The Company shall, upon obtaining any additional shares of any Designated Stock or any other securities constituting Pledged Securities, promptly deliver to the Administrative Agent any and all Certificates representing or evidencing the same. Additional Pledged Collateral may from time to time be delivered to the Administrative Agent by agreement between Secured Parties and the Company as Collateral hereunder, whether or not set forth on any exhibit hereto. All Certificates at any time delivered to the Administrative Agent shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall hold all Certificates pledged hereunder on behalf of Secured Parties pursuant to this Agreement unless and until released in accordance with Section 2.3.

2.3.    Release of Pledged Securities.  Pledged Securities that are required to be released from the pledge and security interest created by this Agreement pursuant to the Credit Agreement shall be so released by the Administrative Agent promptly following the Administrative Agent’s receipt of written request therefor by the Company specifying the basis for which release is requested and such further certificates or other documents as the Administrative Agent reasonably shall request in its discretion to confirm that such release is permitted by the Credit Agreement and to confirm Secured Parties’ replacement lien, if any, on appropriate collateral. Any request for any permitted release shall be transmitted to the Administrative Agent.

3.    Security for Obligations.  This Agreement and the pledge and security interests granted herein secure the prompt payment, in full in cash, and full performance of, all Obligations, whether for principal, interest, fees, expenses or otherwise, including, without limitation, all Obligations of the Company now or hereafter existing under this Agreement, and all interest that accrues on all or any part of any of the Obligations after the filing of any petition or pleading against the Company or any other Person for a proceeding under any bankruptcy or debtor relief law.

4.    Representations and Warranties.

4.1.    Incorporation of Terms.  This Agreement is one of the Loan Documents referred to in the Credit Agreement. All provisions contained in the Credit Agreement that are

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specifically stated to be applicable to the Loan Documents generally are fully applicable to this Agreement and are incorporated herein by this reference as though set forth in full.

4.2.    Representations and Warranties of Company.  The Company represents, warrants and agrees that: (i) the Pledged Collateral is duly and validly issued, fully paid and nonassessable and duly and validly pledged with the Administrative Agent in accordance with law, and the Pledgor agrees to defend the Administrative Agent’s right, title and interest in and to the Pledged Collateral against the claims and demands of all persons whomsoever; (ii) it has good title to all of the Pledged Collateral, free and clear of all claims, security interests, mortgages, pledges, liens and other encumbrances of every nature whatsoever except to or in favor of the Administrative Agent and that it has the right to pledge the Pledged Collateral as herein provided; (iii) each Certificate is issued in the name of Pledgor; (iv) each Certificate has attached thereto a stock power duly signed in blank by an appropriate officer of Pledgor; (v) the security interest in the Pledged Collateral created hereby constitutes a first, prior, and indefeasible security interest with respect to such collateral; (vii) the possession by the Administrative Agent of the Certificates representing the Pledged Securities and custody of certain Chrysler Corporation stock held in the DTC Account will perfect the Secured Parties’ interest therein; and (viii) it shall provide such additional endorsements, forms and writings and execute all documents and take such other action as the Administrative Agent deems necessary to create and perfect a security interest in the Pledged Collateral as the Administrative Agent may at any time reasonably request in connection with the administration or enforcement of this Agreement or the administration of the Pledged Collateral.

5.    Further Assurances.  The Company agrees that at any time, and from time to time, at its own expense the Company will promptly execute, deliver and file or record all further financing statements, instruments and documents, and will take all further actions, including, without limitation, requesting MGM or MGM Grand to so execute, deliver, file or take other actions, that may be necessary or desirable, or that the Administrative Agent reasonably may request, in order to perfect and protect any pledge or security interest granted hereby or to enable the Administrative Agent to exercise and enforce Secured Parties’, rights and remedies hereunder with respect to any Pledged Collateral and to preserve, protect and maintain the Pledged Collateral and the value thereof, including, without limitation, payment of all taxes, assessments and other charges imposed on or relating to the Pledged Collateral. The Company hereby consents and agrees that the Issuers of, or obligors on, the Pledged Collateral, or any registrar or transfer agent or trustee for any of the Pledged Collateral, shall be entitled to accept the provisions of this Agreement as conclusive evidence of the right of the Administrative Agent to effect any transfer or exercise any right hereunder, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by the Company or any other Person to such Issuers or such obligors or to any such registrar or transfer agent or trustee.

6.    Voting Rights: Dividends: etc.  So long as no Event of Default under the Credit Agreement occurs and remains continuing:

6.1.    Voting Rights.  The Company shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Securities, or any part thereof, for any purpose not inconsistent with the terms of this Agreement, the Credit Agreement, or the

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other Loan Documents; provided, however, that the Company shall not exercise, or shall refrain from exercising, any such right if it would result in a Default or an Event of’Default.

6.2.    Dividend and Distribution Rights.  The Company shall be entitled to receive and to-retain and use only those dividends or distributions paid to the Company with respect to the Pledged Securities as permitted under the terms of the Credit Agreement; provided, however, that any and all such dividends or distributions received in the form of capital stock shall be, and the Certificates representing such capital stock forthwith shall be delivered to the Administrative Agent to hold as, Pledged Collateral and shall, if received by the Company, be received in trust for the benefit of the Secured Parties, be segregated from the other property of the Company, and forthwith be delivered to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsements).

7.    Rights During Event of Default.  When an Event of Default has occurred and is continuing:

7.1.    Voting, Dividend, and Distribution Rights.  At the option of the Secured Parties, all rights of the Company to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 6.1 above, and to receive the dividends and distributions which it would otherwise be authorized to receive and retain pursuant to Section 6.2 above, shall cease, and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and to hold as Pledged Collateral such dividends and distributions. The Administrative Agent shall give notice thereof to the Company; provided, however, that (i) neither the giving of such notice nor the receipt thereof by the Company shall be a condition to exercise of any rights of Secured Parties hereunder, and (ii) Secured Parties shall incur no liability for failing to give such notice.

7.2.    Dividends and Distributions Held in Trust.  All dividends and other distributions which are received by the Company contrary to the provisions of the Credit Agreement or this Agreement shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds of the Company, and forthwith shall be paid over to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsements).

7.3.    Irrevocable Proxy.  The Company hereby revokes all previous proxies with regard to the Pledged Securities and appoints the Administrative Agent as its proxyholder to attend and vote at any and all meetings of the shareholders of the corporations which issued the Pledged Securities, and any adjournments thereof, held on or after the date of the giving of this proxy and prior to the termination of this proxy and to execute any and all written consents of shareholders of such corporations executed on or after the date of the giving of this proxy and prior to the termination of this proxy, with the same effect as if the Company had personally attended the meetings or had personally voted its shares or had personally signed the written consents; provided, however, that the proxyholder shall have rights hereunder only upon the occurrence and during the continuance of an Event of Default under the Credit Agreement, and that the Administrative Agent shall have instructed the proxyholder to exercise voting rights with respect to the Pledged Securities or any of them. The Company hereby authorizes the

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Administrative Agent to substitute another person as the proxyholder and, upon the occurrence or during the continuance of any Event of Default, hereby authorizes and directs the proxyholder to file this proxy and the substitution instrument with the secretary of the appropriate corporation. This proxy is coupled with an interest and is irrevocable until such time as all Obligations have been paid and performed in full.

8.    Transfers and Other Liens.  The Company agrees that, except as specifically permitted under the Loan Documents, it will not (i) sell, assign, exchange, transfer or otherwise dispose of, or contract to sell, assign, exchange, transfer or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, (ii) create or permit to exist any lien upon or with respect to any of the Pledged Collateral, except for liens in favor of Secured Parties, or (iii) take any action with respect to the Pledged Collateral which is inconsistent with the provisions or purposes of this Agreement or any other Loan Document.

9.    Secured Parties May Perform Obligations:  If the Company fails to perform any Obligation contained herein, the Administrative Agent may, but without any obligation to do so and without notice to or demand upon the Company, perform the same and take such other action as Secured Parties may deem necessary or desirable to protect the Pledged Collateral or Secured Parties’ security interests therein, Secured Parties being hereby authorized (without limiting the general nature of the authority hereinabove conferred) to pay, purchase, contest and compromise any lien which in the reasonable judgment of Secured Parties appears to be prior or superior to Secured Parties’ security interests, and in exercising any such powers and authority to pay necessary expense, employ counsel and pay reasonable attorneys’ fees. The Company hereby jointly and severally agrees to repay immediately upon demand all sums so expended by any Secured Party, together with interest from the date of expenditure at the rates provided for in the Credit Agreement. No Secured Party shall be under any duty or obligation to (i) preserve, maintain or protect the Pledged Collateral or any of the Company’s rights or interest therein, (ii) exercise any voting rights with respect to the Pledged Collateral, whether or not an Event of Default has occurred or is continuing, or (iii) make or give any notices of default, presentments, demands for performance, notices of nonperformance or dishonor, protests, notices of protest or notice of any other nature whatsoever in connection with the Pledged Collateral on behalf of the Company or any other Person having any interest therein; and Secured Parties do not assume and shall not be obligated to perform the obligations of the Company, if any, with respect to the Pledged Collateral.

10.    Reasonable Care.  The Administrative Agent shall in all events (and without restriction on the limitations on liability of the Secured Parties contained herein) be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially similar to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any Person with respect to any Pledged Collateral.

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11.    Events of Default and Remedies.

11.1.    Rights Upon Event of Default.  Upon the occurrence and during the continuance of an Event of Default under the Credit Agreement, the Company shall be in default hereunder and Secured Parties shall have in any jurisdiction where enforcement is sought, in addition to all other rights and remedies that Secured Parties may have under this Agreement and under applicable law or in equity, all rights and remedies of a secured party under the Uniform Commercial Code as enacted in any such jurisdiction, and in addition the following rights and remedies, all of which may be exercised with or without further notice to Company:

(a)    to notify any Issuer of or obligors on any Pledged Collateral, that the same has been pledged to Secured Parties and that all dividends and other payments thereon are to be made directly and exclusively to the Administrative Agent; to renew, extend, modify, amend, accelerate, accept partial payments on, make allowances and adjustments and issue credits with respect to, release, settle, compromise, compound, collect or otherwise liquidate, on terms acceptable to the Secured Parties, in whole or in part, the Pledged Collateral and any amounts owing thereon or any guaranty or security therefor; to enter into any other agreement relating to or affecting the Pledged Collateral; and to give all consents, waivers and ratification with respect to the Pledged Collateral and exercise all other rights (including voting rights), powers and remedies and otherwise act with respect thereto as if the Administrative Agent were the owner thereof;

(b)    to enforce payment and prosecute any action or proceeding with respect to any and all of the Pledged Collateral and take or bring, in Secured Parties’ names or in the name of the Company, all steps, actions, suits or proceedings deemed by the Administrative Agent necessary or desirable to effect collection of or to realize upon the Pledged Collateral;

(c)    in accordance with applicable law, to take possession of and operate or control the Pledged Collateral with or without judicial process;

(d)    to endorse, in the name of the Company, all checks, notes, drafts, money orders, instruments and other evidences of payment relating to the Pledged Collateral;

(e)    to transfer any or all of the Pledged Collateral into the name of the Administrative Agent or its nominee or nominees; and

(f)    in accordance with applicable law, to foreclose the liens and security interests created under this Agreement or under any other agreement relating to the Pledged Collateral by any available judicial procedure or without judicial process, and to sell, assign or otherwise dispose of the Pledged Collateral or any part thereof, either at public or private sale or at any broker’s board or securities exchange, in lots or in bulk, for cash, on credit or on future delivery, or otherwise, with or without representations or warranties, and upon such terms as shall be acceptable to the Administrative Agent;

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all at the sole option of and in the sole discretion of the Secured Parties.

11.2.    Appointment of a Receiver.  Upon the occurrence and during the continuance of an Event of Default, Secured Parties also shall have the right, without notice or demand, either in person, by agent or by a receiver to be appointed by a court (and the Company hereby expressly consents upon the occurrence and during the continuance of an Event of Default to the appointment of such a receiver), and without regard to the adequacy of an security for the Obligations, to take possession of the Pledged Collateral or any part thereof and to exercise the proxy granted to Administrative Agent under Section 7.3. Taking possession of the Pledged Collateral shall not cure or waive any Event of Default or notice thereof or invalidate any act done pursuant to such notice. The rights, remedies and powers of any receiver appointed by a court shall be as ordered by said court.

11.3.    Notice of Sale.  The Administrative Agent shall give Company at least five (5) days’ written notice of sale of all or any part of the Pledged Collateral. Any sale of the Pledged Collateral shall be held at such time or times and at* such place or places as Secured Parties may determine in the exercise of their sole and absolute discretion. Secured Parties may bid (which bid may be, in whole or in part, in the form of cancellation of Obligations) for and purchase for the account of Secured Parties or any nominee of Secured Parties the whole or any part of the Pledged Collateral. Secured Parties shall not be obligated to make any sale of the Pledged Collateral if they shall determine not to do so regardless of the fact that notice of sale of the Pledged Collateral may have been given. Secured Parties may, without notice or publication, adjourn the sale from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.

11.4.    Public Sales.  (a) In the event the Administrative Agent is permitted to sell any of the best efforts to cause to be kept effective all Pledged Collateral pursuant to Section 11.1, upon the written request of the Administrative Agent, the Company:

(i)    unless in the opinion of counsel for the Secured Parties such registration is not required, will use its best efforts to cause to become effective under the Securities Act of 1933, as amended and as from time to time in effect and the rules and regulations thereunder (the “Securities Act”), a registration statement or statements relating to any or all of the Pledged Collateral and will use its best efforts to keep effective each such registration and cause to be filed such post-effective amendment or amendments to each such registration statement (including any amended or supplemented prospectuses required by the Securities Act) as may be appropriate to permit the sale or other disposition of any of the Pledged Collateral pursuant to this Agreement at such time and on such terms as the Secured Parties may determine;

(ii)    will use best efforts to cause to be furnished to the Administrative Agent such number of copies as the Administrative Agent may reasonably request of each preliminary prospectus and prospectus, will promptly notify the Administrative Agent of the happening of any event as a result of which any then effective prospectus includes an untrue statement of a material fact or

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omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of then existing circumstances and will use best efforts to cause the Administrative Agent to be furnished with such number of copies as the Administrative Agent may reasonably request of such supplement to or amendment of such prospectus as is necessary to eliminate such untrue statement or supply such omission;

(iii)    will use best efforts to cause each Issuer to and will itself to the extent permitted by law, indemnify, defend and hold harmless the Secured Parties, and each of them, from and against all losses, liabilities, expenses or claims (including legal expenses and the reasonable costs of investigation) which any Secured Party may incur, under the Securities Act or otherwise, insofar as such losses, liabilities, expenses or claims arise out of or are based upon any alleged untrue statement of a material fact contained in such registration statement (or any amendment thereto) or in any preliminary prospectus or prospectus (or any amendment or supplement thereto), or arise out of or are based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except to the extent that any such losses, liabilities, expenses or claims arise solely out of or are based upon any such alleged untrue statement made or such alleged omission to state a material fact with respect to information furnished by a Secured Party and included in any such document on the written authority of the Administrative Agent;

(iv)    will use its best efforts to have qualified, filed or registered any of the Pledged Collateral under the “Blue Sky” or other securities laws of such jurisdictions as may be reasonably requested by the Administrative Agent and will use such qualifications, filings and registrations;

(v)    will, if the offering pursuant to any registration statement is, at the written request of the Administrative Agent, to be made through underwriters, itself, if requested by such underwriters, enter, and use best efforts to cause the Issuer to enter, into an underwriting agreement in customary form with such underwriters and to indemnify such underwriters, their officers and directors and each person who controls such underwriters within the meaning of the Securities Act to the same extent as hereinbefore provided with respect to the indemnification of the Secured Parties;

(vi)    will provide (if available) at its expense, provided such insurance is available at commercially reasonable rates, a policy or policies of such insurer or insurers satisfactory to the Secured Parties, in substance indemnifying and holding harmless to the extent of 100% of the contemplated aggregate public offering price of the Pledged Collateral, each Secured Party, each underwriter who may be participating in such sale, and each other person referred to as being insured under such policy or policies, from and against any and all losses, liabilities, claims, damages and expenses, joint or several, to which any of the assured may become subject under the Securities Act, or any other

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statute or common law, arising out of or based on the ground that any preliminary prospectus, prospectus or registration statement relating to such sale includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(vii)    will use best efforts to take or cause to be taken all requisite action in connection with any declaration of, registration with, or approval of any other governmental official or authority (in addition to that provided for above) before such Pledged Collateral may be transferred or sold by the Administrative Agent;

(viii)    will use best efforts to cause the Administrative Agent to be kept advised in writing as to the progress of each registration, qualification or compliance pursuant to clauses (i), (iv) or (vii) above and as to the completion thereof;

(ix)    will do any and all other acts and things which may be reasonably necessary or advisable to enable the Administrative Agent to consummate any proposed sale or other disposition of any of the Pledged Collateral pursuant to this Agreement; and

(x)    will bear all costs and expenses of carrying out its obligations hereunder. The Company agrees that promptly upon the written request of the Administrative Agent it will use its best efforts to cause to be withdrawn from registration or, if, the registration statement has been declared effective, to be deregistered any of the Pledged Collateral the Administrative Agent requests be withdrawn or deregistered.

(b)    The Company agrees that the Secured Parties shall have the right, at any time when in the Administrative Agent’s sole and exclusive judgment exercised in good faith, the Administrative Agent is, or might be deemed to be, a controlling person of the Issuer (i) to participate in the preparation of such registration statement and to require the insertion therein of material which in its judgment, as aforesaid, should be included; (ii) at the Company’s expense, to retain counsel and/or independent public accountants to assist them in such participation; and (iii) at the Company’s expense, to receive an opinion or opinions of counsel and a letter or letters from independent public accountants, addressed to the Secured Parties, to the same effect as any such opinion and letter delivered to the Company, the Issuer or any underwriter in connection with such registration and sale. If any such registration statement refers to the Secured Parties by name or otherwise, then, the Secured Parties shall have the right to require (A) the insertion therein of language, in form and substance satisfactory to it, to the effect that its relationship to the Company or the Issuer is not to be construed as a recommendation by any Secured Party of the investment quality of the Issuer’s securities covered thereby and does not imply that they will assist in meeting any future financial requirements of the Company or the Issuer, or (B) in the event that such reference to it by name or otherwise is not required by the

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Securities Act or any similar federal statute then in force, the deletion of the reference to it.

(c)    The Company agrees that it will give the Administrative Agent prompt written notification of (i) the filing of any registration statement pursuant to Section 12 of the 1934 Act (a “1934 Act Registration Statement”) relating to any class of equity securities of any Issuer, and (ii) the effectiveness of such Registration Statement and the number of shares of such class of equity securities outstanding at the time such Registration Statement becomes effective, in order that the Administrative Agent may be in a position to file any required statements under the 1934 Act or the Securities Act. The Company further agrees that it will (A) at its expense, upon Administrative Agent’s written request, use best efforts to cause the Issuer to file a 1934 Act Registration Statement relating to any class of equity securities of the Issuer then held by Administrative Agent; (B) use best efforts to cause the Issuer to file all reports required by Section 13 of the 1934 Act within the time periods specified therein or any extension thereof granted by the Securities and Exchange Commission pursuant to Rule 12b-25 or any other comparable rule under the 1934 Act; and (C) use best efforts to cause the Issuer to furnish to Administrative Agent any information which the Secured Parties may reasonably require for the purpose of completing Form 144, or any other comparable form, in connection with any proposed sale by Administrative Agent pursuant to Rule 144 under the Securities Act, as then in effect, or any other comparable rule, of any of the Pledged Collateral.

(d)    In the event that any action required to be taken by Company under Subsection 11.4(a)(i), (ii), (iv), (vi), (vii) or (viii), or under Subsection 11.4(b)(i), (i) or (iii) or under Subsection 11.4(c) involves the incurring of costs and expenses by any Issuer, it is understood and agreed that Company shall not be required to take such action unless it shall have available to it funds in amounts sufficient to reimburse the Issuer for such costs and expenses to be incurred by the Issuer. Funds shall be deemed available to the Company for the foregoing purposes if the Secured Parties are willing to advance funds to the Company for such purposes on substantially the same terms and conditions as the loans evidenced by the Note; provided, however, the provisions of this paragraph shall not in any way constitute a commitment on the part of the Secured Parties to provide such funds.

11.5.    Private Sales.  (a) Whether or not any of the Pledged Collateral has been effectively registered under the Securities Act of 1933 or other applicable laws, the Secured Parties may, in their sole and absolute discretion, sell all or any part of the Pledged Collateral at private sale in such manner and under such circumstances as Secured Parties may deem necessary or advisable.

(b)    Without limiting the generality of the foregoing, in any such event the Secured Parties, in their sole and absolute discretion:

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(i)    may proceed to make such private sale notwithstanding that a registration statement for the purposes of registering such Pledged Collateral or such part thereof shall have been filed under such Securities Act;

(ii)    may approach and negotiate with a restricted number of potential purchasers to effect such sale; and

(iii)    may restrict such sale to purchasers as to their number, nature of business and investment intention including, without limitation, to purchasers each of whom will represent and agree to the satisfaction of the Secured Parties that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Pledged Collateral or any part thereof, it being understood that the Administrative Agent may require the Company, and the Company hereby agrees upon the written request of the Administrative Agent, to cause: (A) a legend or legends to be placed on the certificates to be delivered to such purchasers to the effect that the Pledged Collateral represented thereby have not been registered under the Securities Act and setting forth or referring to restrictions on the transferability of such securities; (B) the issuance of stop transfer instructions to the Issuer’s transfer agent, if any, with respect to the Pledged Collateral, or, if the Issuer transfers its own securities, a notation in the appropriate records of the Issuer; (C) to be obtained from the purchasers a signed written agreement that the Pledged Collateral will not be sold without registration or other compliance with the requirements of the Securities Act; and (D) to be delivered to the purchasers a signed written agreement of the Company and the Issuer that such purchasers shall be entitled to the rights of the Secured Parties pursuant to this Section 11.

(c)    In the event of any such sale, the Company does hereby consent and agree that no Secured Party shall incur any responsibility or liability for selling all or any part of the Pledged Collateral at a price which the Secured Parties, in their sole and absolute discretion, may deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might be realized if the sale were public and deferred until after registration as aforesaid. In such event, (A) the sale shall be deemed to be commercially reasonable in all respects, (B) the Company shall not be entitled to a credit against the Obligations in an amount in excess of the purchase price, and (C) no Secured Party shall incur any liability or responsibility to the Company in connection therewith, notwithstanding the possibility that a substantially higher price might have been realized at a public sale. The Company recognizes that a ready market may not exist for Pledged Collateral which is not regularly traded on a recognized securities exchange, and that a sale by the Secured Parties of any such Pledged Collateral for an amount substantially less than a pro rata share of the fair market value of the issuer’s assets minus liabilities may be commercially reasonable in view of the difficulties that may be encountered in attempting to sell a large amount of Pledged Collateral or Pledged Collateral that is privately traded.

11.6.    Title of Purchasers.  Upon consummation of any sale of Pledged Collateral pursuant to this Section 11, the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Collateral so sold. Each

PLEDGE AGREEMENT

such purchaser at any such sale shall hold the Pledged Collateral sold absolutely free from any claim or right on the part of the Company, and the Company hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. If the sale of all or any part of the Pledged Collateral is made on credit or for future delivery, the Administrative Agent shall not be required to apply any portion of the sale price to the Obligations until such amount actually is received by the Administrative Agent, and any Pledged Collateral so sold may be retained by the Administrative Agent until the sale price is paid in full by the purchaser or purchasers thereof. No Secured Party shall incur any liability in case any such purchaser or purchasers shall fail to pay for the Pledged Collateral so sold, and, in case of any such failure, the Pledged Collateral may be sold again upon like notice.

11.7.    Disposition of Proceeds of Sale.  The cash proceeds resulting from the collection, liquidation, sale or other disposition of the Pledged Collateral shall be applied, first, to the reasonable costs and expenses (including reasonable attorneys’ fees) of retaking, holding, storing, processing and preparing for sale, selling, collecting and liquidating the Pledged Collateral, and the like; second, to the satisfaction of all Obligations, with application as to any particular Obligations to be in the order set forth in the Credit Agreement or other Loan Documents; and, third, to all other indebtedness secured hereby in such order and manner as Secured Parties in their sole and absolute discretion may determine.

12.    Rights Cumulative.  The rights, powers and remedies provided herein in favor of the Administrative Agent shall not be deemed exclusive, but shall be cumulative, and shall be in addition to all other rights and remedies in favor of the Administrative Agent existing at law or in equity including, without limitation, all of the rights, powers and remedies available to a bank under the provisions of the Uniform Commercial Code as adopted in any appropriate jurisdiction. The Company shall indemnify and save harmless the Administrative Agent from and against any liability or damage which it may incur in the exercise and performance of any of its rights, powers and remedies set forth herein.

13.    No Waiver Etc.  No delay on the part of the Administrative Agent in exercising any of its options, powers or rights, or partial or single exercise thereof, shall constitute a waiver thereof. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Administrative Agent and the Company.

14.    Obligations Absolute.  The obligations of the Company hereunder shall remain in full force and effect without regard to, and shall not be impaired by: (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Company or the Issuer; (b) any exercise or non-exercise, or any waiver, by any Secured Party of any rights, remedy, power or privilege under or in respect of the Obligations, the Credit Agreement or any Note, or any security for any of the Obligations (other than this Agreement); or (c) any amendment to or modification of the Obligations, the Credit Agreement or any Note or any security for any of the Obligations (other than this Agreement); whether or not the Company shall have notice or knowledge of any of the foregoing.

PLEDGE AGREEMENT

15.    Release of Collateral.  After the payment in full of all of the Obligations, the Administrative Agent shall promptly return to the Company all of the Pledged Collateral and all other property and cash which have not been used or applied toward the payment in full of the Obligations.

16.    Other Agreements.  Nothing herein shall in any way modify or limit the effect of terms or conditions set forth in any other security or other agreement in connection with the Obligations, whether or not executed by the Company, but each and every term and condition hereof shall be in addition thereto.

17.    Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

18.    Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

19.    Governing Law and Jurisdiction.  (a) This Agreement shall be governed by, and construed in accordance with, the law of the State of California; provided that the Secured Parties shall retain all rights arising under Federal law.

(b)    Any legal action or proceeding with respect to this Agreement may be brought in the courts of the state of California or of the United States for the Central District of California, and by execution and delivery of this Agreement, each party hereto consents, for itself and in respect of its property, to the non-exclusive jurisdiction of those courts. Each party hereto or thereto irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement. Each party hereto or thereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by California law.

20.    Subscription Rights.  No Secured Party shall be under any obligation to exercise or to give the Company notice of any subscription rights or privileges, any rights to exchange, convert or redeem or any other rights or privileges relating to any of the Pledged Collateral.

21.    Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties hereto and thereto, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

22.    Attorneys’ Fees.  The Company shall reimburse the Secured Parties for all costs, expenses or disbursements (including reasonable attorneys’ fees) incurred in exercise of any right, power or remedy conferred by this Agreement or in the enforcement

PLEDGE AGREEMENT

hereof and such costs, expenses and disbursements shall be included in the Obligations secured hereunder.

23.    Amendment and Restatement of Existing Pledge Agreements.  The parties hereto agree that this Agreement amends, restates and continues each of the Existing Pledge Agreements.

PLEDGE AGREEMENT

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed as of the date first above written.

“Company”

TRACINDA CORPORATION

By:	/S/ ANTHONY MANDEKIC

Name:	Anthony Mandekic

Title:	Sec./Treas.

BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as Administrative Agent

By:	/S/ JON VARNELL
Jon Varnell Managing Director

PLEDGE AGREEMENT